November 8, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Funds listed in Appendix I (the Funds) and, under the date of April 26, 2024, we reported on the financial statements of the Funds as of and for the years ended February 29, 2024, and February 28, 2023. On October 24, 2024, our appointment as independent public accountant was terminated.

We have read the statements made by the Funds included under Item 8 of Form N-CSR dated November 8, 2024, and we agree with such statements except we are not in a position to agree or disagree with the Funds’ statements in section b of Item 8 of Form N-CSR.

Very truly yours,

/s/ KPMG LLP

Attachment

Appendix I

Nuveen Multistate Trust II

Nuveen California High Yield Municipal Bond Fund (NCHY)

Nuveen California Municipal Bond Fund (NCASP)

Nuveen Connecticut Municipal Bond Fund (CT)

Nuveen Massachusetts Municipal Bond Fund (NTFM)

Nuveen New Jersey Municipal Bond Fund (NFNJ)

Nuveen New York Municipal Bond Fund (NFNY)